KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
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                                December 20, 2002


Heritage Capital Appreciation Trust
800 Carillon Parkway
St. Petersburg, Florida  33716

Ladies and Gentlemen:

         We have acted as counsel to Heritage Capital Appreciation Trust, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 24 to the Trust's Registration Statement on Form N-1A (File Nos. 2-98634; 811-4338) (the "Post-Effective Amendment"), registering an indefinite number of Class A, Class B and Class C shares of beneficial interest of the Trust (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Trust's Declaration of Trust, (the "Declaration of Trust"), its Amended and Restated Bylaws and the resolutions of the Board of Trustees that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

Heritage Series Trust
December 20, 2002
Page 2

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the Statement of Additional Information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                                  Very truly yours,

                                                  /s/Kirkpatrick & Lockhart LLP
                                                  -----------------------------
                                                  Kirkpatrick & Lockhart LLP